Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, OH 43287

Steve Steinour
Chairman, President, and CEO

February 5, 2009

Dear Fellow Huntington Shareholder:

As your newly-elected Chairman, President and Chief Executive Officer, I felt it important to maintain the tradition of writing each quarter to inform you about Huntington’s performance and prospects. This is especially so at this time when earnings performance of all banks, including Huntington, has been under significant pressure. First, I’ll give you the facts, followed by my perspective.

Earnings Recap

For the 2008 fourth quarter, Huntington recorded a loss of $417.3 million, or $1.20 per common share. As a result, we also recorded a loss for the full year of $113.8 million, or $0.44 per common share. This was clearly disappointing, even though it mirrored general industry performance. It reflected the very difficult and challenging economic environment in which we find ourselves. During the fourth quarter, the pace of economic deterioration accelerated, and this was primarily reflected in higher credit-related costs, most notably a $454.3 million pre-tax, or $0.81 per common share, negative impact related to our Franklin Credit Management relationship. Of this amount, $423.3 million represented a charge-off. How did this come about?

During the quarter, the cash flow performance on the mortgages that represent the collateral to our loans to Franklin decreased significantly and much more than previously anticipated. Further, the economic environment deteriorated more and with greater severity than previously expected. We now are managing the company with the view that this recession will extend into 2010. This will likely further weaken Franklin’s borrowers’ ability to keep current on their mortgages. It also decreases the value of the underlying mortgage collateral. As such, we had to materially revise downward our expectations of ultimate collectability, hence the quarter’s higher net charge-offs.

As a result of our actions, our total loans outstanding to Franklin at year end were $650.2 million, down 41%, from the end of September. Reserves against this amount total $130.0 million, or 20%. This results in a net exposure of $520.2 million. While no assurances can be made given the high uncertainty within our economy and financial markets, we do believe these actions have positioned our exposure in line with expected recoverable values.

These actions also place us in a better position to unlock the value of Franklin’s loan servicing capabilities, which remain strong and are in demand by third parties. Our fourth quarter actions raise the possibility that at some point in the future, we may be able to recapture some of this value for the benefit of our shareholders. Addressing Franklin was my highest priority upon joining Huntington. I believe our actions have done this.

Franklin aside, credit quality performance also worsened, though I believe that once all of our peers have reported, that our non-Franklin-related credit quality performance for all of 2008 will compare favorably with many in the industry and especially those banks in our markets. Nevertheless, and as a result, we had to increase our non-Franklin-related loan loss reserves, which also hurt earnings. Earnings were also negatively impacted by an increase in market-related losses, most notably the decline in the value of certain investment securities, reflecting the continued difficult markets of the fourth quarter. This hurt earnings by $141.7 million pre-tax, or $0.25 per common share.

On the positive side, we recorded a 4% annualized increased in loans and leases and a 3% annualized growth in core deposits. But in the end, credit and market-related costs overshadowed other positives, and we reported a loss.

Dividend Reduction

On January 22, 2009, the Board of Directors announced a reduction in our quarterly common stock dividend to $0.01 per common share, down from $0.1325 per common share. This was a difficult decision, as we are fully aware of how severely this will hurt our shareholders. Yet, it was the right decision for the long run. During a period of such economic weakness, with the prospects of this continuing to get even worse and be more prolonged than envisioned even 90 days ago, and the resulting continued pressure on earnings performance for the foreseeable future, it would be irresponsible to not take this action.

I also think it is important that Bank Management and the Board share this pain. In that regard, on February 3, we announced an expense initiative that is expected to reduce 2009 expenses by a net $100 million. This includes several across-the-board actions impacting compensation. Specifically, and among other actions, no 2008 bonuses or incentive compensation will be paid, nor will any 2009 merit increases be given. In addition, Board of Directors’ compensation going forward will now only be in the form of common stock with no cash component.

Some of you have asked if this dividend reduction was related to our receiving the TARP funds discussed in last quarter’s letter. It was not. This was our decision. The TARP funds, as intended, are being used to make loans and help our customers.

Going Forward

I regret having to deliver this disappointing news to you; yet, I am committed to being open and frank with you regarding our performance and prospects. Our main issue this year will be continuing to deal with higher credit and related costs. There will be a day when the economy bottoms out and credit costs begin returning more to normal. Let me assure you that our regulatory capital levels remain strong, as is our liquidity position. This will enable us to continue to serve the needs of our customers.

For the next 90 days, I will be conducting an extensive review and assessment of our lending and credit management areas. I will also review our 2009 budget in light of an expense initiative we have just launched. Our budget must reflect the existing economic and market realities.

You should know that I believe Huntington’s ability to serve its customers and take market share has never been better and that when we emerge from these difficult times, we will be a much stronger and much more focused company. Out of these current challenges will come great opportunities, which we intend to pursue.

Shareholder Communication

As I indicated above, shareholder letters are an important communication vehicle. For our messages to be effective, timely receipt is critical. We have heard from some of you that you are not receiving the letters in a timely fashion – some as much as several weeks after the date of the letter. The reasons for the delay in receipt are varied and structural. Given security industry practices, for most of you, we cannot send the letter to you directly; it must flow through third parties, resulting in reproduction and delivery hand-offs which are time consuming.

To address this very important issue, beginning with this letter and going forward, we will post it on our website – huntington.com – in the Investor Relations section. Our objective will be to post such letters by the last day of the month in which we release earnings – that is, January, April, July, and October. We hope this will give you the benefit of a more timely receipt of information. If you still desire a hard copy, please call Investor Relations (614-480-5676), and one will be mailed to you.

Thanks for allowing me time to share these views with you.

Sincerely,

/s/ Steve Steinour

Important Notice

This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the Financial
Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations (614) 480-5676.